Exhibit 10.17

CJ ASSIGNMENT AND ASSUMPTION AMENDMENT

This CJ Assignment and Assumption Amendment (the “Amendment”) is entered into as of November 24, 2010 (the “Amendment Effective Date”), by and between Stateless Systems Pty Ltd. (the “Assignor”), located at 330 Little Collins Street, Melbourne, Victoria 3000, AUSTRALIA, RMN Acquisition Co., LLC. (the “Assignee”), located at 515 South Congress Avenue. Suite 700, Austin, TX 78704, and Commission Junction, Inc. (“CJ”), located at 530 East Montecito Street, Santa Barbara, CA 93103, and modifies the CJ Publisher Service Agreement (the “Agreement”) entered into between CJ and Stateless Systems Pty Ltd. on or about November 16, 2006. CJ, Assignor, and Assignee are collectively referred to herein as the “Parties” and individually as the “Party”. Capitalized terms used in this Amendment not otherwise defined herein shall have the same meaning as defined in the Agreement.

In consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	Assignment. Assignor acknowledges the assignment and transfer of Assignor’s rights, title and interest in and to the Agreement to Assignee that was effective as of November 24, 2010 (“the “Assignment Effective Date”).

2.	Assumption. Assignee acknowledges and represents and warrants the assignment and transfer referenced in Section 1 herein and assumes and agrees to perform the duties and obligations under the Agreement fully as if Assignee were the original Party thereto, accruing on and after the Assignment Effective Date.

3.	CJ Acknowledgment of Assumption and Assignment. CJ acknowledges the assumption and assignment of the Agreement from Assignor to Assignee.

4.	Binding Effect. All of the terms, conditions, and obligations of this Amendment shall be binding on, and shall inure to the benefit of and be enforceable by, Assignor, Assignee, and CJ and their respective successors and permitted assigns.

5.	Entire Agreement. This Amendment contains the entire agreement and understanding of the Parties with respect to the subject matter contained herein, and supersedes all prior agreements and understandings between the Parties, whether oral or written, regarding the subject matter herein.

6.	Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same Amendment. Besides by original signatures, the signatures to this Amendment may be evidenced by and on facsimile or portable document format (“PDF”) copies of this Amendment (“Copies”) reflecting each Party’s signature hereto and, provided that such Copies are legible and complete, any such Copies shall be sufficient to evidence the signature of such Party just as if it were an original signature.

7.	Conflict. All terms, conditions, and obligations in the Agreement shall remain in effect and, if there is a conflict between the terms, conditions, and obligations of this Amendment and the Agreement, the relevant terms, condition, and obligations of this Amendment shall supersede and control over such conflict.

IN WITNESS WHEREOF, each Party has authorized the following individual, respectively, to execute this Amendment as of the date written below.

STATELESS SYSTEMS PTY LTD.		RMN ACQUISITION CO., LLC.

By:		By:	/s/ Ken Kieley
Name:		Name: Ken Kieley
Title:		Title: CFO
Date:		Date: November 24, 2010

COMMISSION JUNCTION, INC.

By:	/s/ Jennifer Lovette
Name: Jennifer Lovette
Title: VP, Client Development & Marketing
Date: November 24, 2010

Commission Junction Publisher Service Agreement

Introduction

This Publisher Service Agreement (“Agreement”) is made by and agreed to between Commission Junction, Inc., a Delaware corporation, located at 530 East Montecito Street, Santa Barbara, CA 93103, USA (“CJ”), and you (“You”). As an application service provider, CJ facilitates “Performance Marketing Programs” by providing services (“Network Service”) via the Internet. A “Performance Marketing Program” (“Program”) is where a person, entity, affiliate or its agent, operating “Web site(s)” (internet domain, or a portion of a domain) and/or other promotional methods to drive traffic to another’s Web site or Web site content (“Publisher”) may earn financial compensation (“Payouts”) for “Transactions” (actions by Visitors as defined by the Advertiser) referred by such Publisher via an action made by a “Visitor” (any person or entity that is not the Publisher or the Publisher’s agent) through an Internet connection (“Link”) to a Web site or Web site content operated by another person or entity (“Advertiser”) from an Advertiser authorized promotional method used by such Publisher. The Advertiser compensates the Publisher, in accordance with this Agreement and the Program Payout specifications.

1. Participation in Programs. (a) Acceptance by Advertiser. During this Agreement You may apply to Advertiser Programs for the opportunity to earn Payouts by promoting Advertisers in accordance with the Advertiser’s Program terms and complying with this Agreement. Upon approval by the Advertiser for acceptance into its Program, You may display (and remove) Links to Advertiser’s Web site or Web site content in accordance with the Advertiser’s Program terms and this Agreement. An Advertiser’s acceptance of You extends only to the entity, or individual, that enters into this Agreement with CJ. (b) Program Terms. The details of an Advertiser’s Program shall be available through the Network Service. Transactions qualifying for a Payout are defined by the Advertiser. Advertisers may change any Payout rate upon no less than 7 days written notice through the Network Service with effect from the 8th day (or such later date as specified by Advertiser). (c) Additional Terms. Publishers and Advertisers may enter into direct contractual relationships through the apply to join process in the form of a click-through agreement hosted by CJ (“Click-through Agreement”) or in the form of an offer made to You by Advertiser via the members’ area on the Network Service (“Offer”). It is Your obligation to review and accept or decline a Click-through Agreement or Offer when such is presented to You. If accepted by You, compliance with the Click-through Agreement or Offer is solely Your responsibility. The terms and conditions of the Click-through Agreement or Offer may supersede or conflict with this Agreement and shall apply only with respect to Your relationship with that particular Advertiser. (d) Prohibited Uses of Links.

(i) Locations. You may not place Links to an Advertiser’s Web site or Web site content in third party newsgroups, message boards, blogs, unsolicited email and other types of spam, link farms, counters, chatrooms, or guestbooks. Publishers using IRC channels, instant messages or similar Internet resources must designate their program as special requiring manual review and acceptance by the Advertiser.

(ii) Non-Bona Fide Transactions. You must promote Advertisers such that You do not mislead the Visitor, and such that the Links deliver bona fide Transactions by the Visitor to Advertiser from the Link. You shall not cause any Transactions to be made that are not in good faith, including, but not limited to, using any device, program, robot, Iframes, or hidden frames. You may or may not be compensated for Transactions where You or Your agent are the Visitor. Multiple Leads from the same individual, entity or IP address may be considered non-bona fide Transactions. You shall not earn Payouts for non-bona fide Transactions.

(iii) Infringement. None of Your promotional activities may infringe an Advertiser’s proprietary rights (including but not limited to trademark rights), CJ’s proprietary rights, or a third party’s proprietary rights.

(e) Updating Links. If Links to Advertiser are not dynamically updated through the Network Service, upon notification You are obligated to update an Advertiser’s Links in order to earn Payouts.

(f) Emails. You hereby understand, acknowledge and accept that CJ, CJ systems, CJ partners’ systems and/or third party systems may and has/have the right granted by You to send emails and other communications to You on behalf of CJ, Advertisers, and other CJ partners and affiliates, including solicitation and service solicitation emails. You may have the ability to change some of Your email settings and preferences.

2. Publisher Obligations to CJ. (a) Accurate, Up-to-Date Information. You agree to provide CJ and Advertiser with accurate information about You and Your promotional methods, and to maintain up-to-date “Account” information (such as contact information, Web sites used, etc.). In Your Account, You must accurately, clearly and completely describe all promotional methods by selecting the appropriate descriptions and providing additional information when necessary. Some promotional methods will be designated by the system as “special”. Special programs are linked to promotional methods and practices considered unique and require manual approval and acceptance by the Advertiser. CJ reserves the right to define any program as special. (b) Use of Links. You represent and warrant that all promotional means used by You will not contain objectionable content (including but not limited to content that is misleading, libelous, defamatory, obscene, violent, bigoted, hate-oriented, illegal, and/or promoting illegal goods, services or activities), and that You will not mislead others. You agree to: (i) use ethical and legal business practices, (ii) comply with the Advertisers’ Program terms and this Agreement, (iii) maintain a privacy policy on Your Web site and for any non-Web site based promotional method made available to Visitors, and (iv) designate Your Publisher Account as “special” if You promote an Advertiser(s) by any means other than displaying a Link to the Advertiser on Your Web site. CJ must approve all of Your promotional activities and may deem Your promotional activities inappropriate and a material breach of this Agreement in CJ’s sole discretion. Our network quality department reviews publisher conduct and any suspected fraudulent, abusive or otherwise illegal content or activity by You through Your promotional methods, or that is perpetrated through use of the Network Service, is grounds for immediate termination of this Agreement or deactivation of Your Account. (c) Promotional Methods. You represent and warrant that You will not engage in and/or facilitate spamming, indiscriminate advertising or unsolicited commercial email or otherwise fail to comply with the CAN SPAM Act of 2003 (Public Law 108-187 or any successor legislation), and/or any other laws and/ or regulations that govern email marketing and/or communications. You represent and warrant that You will not engage in pop-up or pop-under advertising using any means involving third party properties and/or services (software). Pop up/unders are acceptable on a first party basis only when triggered by Your site content /site visit or by downloadable software applications for which You are the owner/operator. Pop up/unders delivered through downloadable software cannot engage in means that force clicks or perform redirects, or pop over a pay-per-click listing or natural search results. Pop up/unders must honor the CJ Publisher Code of Conduct requirements (as such requirements may be modified from time to time), including but not limited to: (i) installation requirements, (ii) enduser agreement requirements, (iii) afsrc=l requirements, (iv) requirements prohibiting usurpation of a Transaction that might otherwise result in a Payout to another Publisher (e.g. by purposefully detecting and forcing a subsequent click-through on a link of the same Advertiser) and (v) non-interference with competing advertiser/ publisher referrals. (d) Personally Identifiable Information of Visitors. You represent and warrant that You will not enable the Tracking Code to collect personally identifiable information of Visitors that would allow CJ to personally identify Visitors. (e) Privacy. You must conspicuously post Your privacy policy on Your Web site and otherwise make it available to all Visitors. Your privacy policy must comply with all laws and regulations regarding the privacy of Visitor information, be commercially reasonable, and fully and accurately disclose Your collection and use of Visitor information. You must fully and accurately disclose Your use of third party technology, including CJ’s tracking technology, use of cookies and options for discontinuing use of such cookies. (f) Applicable Codes and Code Maintenance. In order for CJ to record the tracking of Visitors’ Transactions resulting from clicks on Links to Advertisers promoted by You, You must include and maintain a CJ “Tracking Code” within the Advertiser’s Links. All Advertiser Links and all advertisements (“Ad Content”) must be in a Network Service compatible format. (g) Usage and Security of Account. You shall be responsible for all usage and activity on Your account and for loss, theft or unauthorized disclosure of Your password (other than through CJ’s negligent or willful conduct or omission). You shall provide CJ with prompt written notification of any known or suspected unauthorized use of Your Account or breach of the security of Your Account.

3. CJ’s Services. (a) Tracking Transactions and Payouts. CJ shall determine (where possible) actual Payouts that should be credited to Your Account. CJ may, in CJ’s sole discretion, apply an estimated amount of Payouts, if: (i) You are referring Visitors to Advertiser as verified by clicks through Links to Advertiser with CJ Tracking Code, (ii) where there is an error in Advertiser’s transmission of Tracking Code data to CJ, and (iii) where CJ is able to utilize a historical analysis of Your promotion of Advertiser to determine an equitable amount of estimated Payouts. (b) Charge-backs. An Advertiser may apply, or CJ may apply, a debit to Your Account in an amount equal to a Payout previously credited to Your Account in circumstances of : (i) product returns; (ii) duplicate entry or other clear error; (iii) non-bona fide Transactions; (iv) non-receipt of payment from, or refund of payment to, the Visitor by the Advertiser; or (v) Publisher failure to comply with Advertiser’s Program terms or other agreement with Advertiser (“Charge-back”). Charge-backs may be applied to Your Account at any time, including previous payment cycles. (c) Access to Tracking and Reporting Tools. CJ shall provide You with access to tracking and reporting tools, and to support services. From time to time CJ may offer optional services for a fee. Fees for such optional services are at CJ’s then-current published rates or as may be quoted by CJ, and are payable in advance or may be off-set against Your positive Account balance (at CJ’s discretion). Tracking detail regarding Visitor Transactions is not available on a real-time basis for all Advertisers and there may be reporting delays regarding Transactions for some Advertisers. CJ may make available, for fees that CJ shall publish from time-to-time, enhanced reporting capabilities and other services that are not included in the standard Network Service. (d) Support. Support for your program is available on-line through the “Contact Us” area in the CJ Account Manager, which allows You to categorize and describe Your issue. Online help also allows You to check the status of all issues through the “Check Question Status” feature. Phone support may also be available during operating hours, except holidays. (e) Facilitating Payment of Payouts. Subject to other provisions in this Agreement, CJ shall credit Your Account with a Payout for each qualifying Transaction in accordance with the Advertiser’s Payout rate and Program terms for the relevant Transaction. On the 20th day of each calendar month, CJ will issue to You any positive balance in Your Account for Transactions reported for the previous month, provided Your Account balance exceeds the required “Minimum Account Balance.” CJ shall have no obligation to make payment of any Payouts for which CJ has not received payment from the relevant Advertiser of all monies due to CJ (including for all Payouts owed by such Advertiser to all of such Advertiser’s Publishers). If CJ elects, in its own discretion, not to make payment to You for amounts not received from an Advertiser, those amounts shall not be included in the Minimum Balance Amount. Your recourse for any earned Payouts not paid to You shall be to make a claim against the relevant Advertiser(s), and CJ disclaims any and all liability for such payment. You may elect to receive payment in any of the currencies that CJ supports (as may be amended by CJ). The conversion rate shall be determined in accordance with CJ’s operating standards using the rates prevailing upon the date that payment is made to You, or upon the basis of historical conversion rates if rates are unavailable. The number or amount of Transactions, credits for Payouts, and debits for Charge-backs, as calculated by CJ, shall be final and binding on You. (f) Dormant Accounts. If Publisher’s Account has not been credited with a valid, compensable Transaction that has not been Charged-back during any rolling, six consecutive calendar month period (“Dormant Account”), a dormant account fee at CJ’s then-current rate shall be applied to Publisher’s Account each calendar month that Publisher’s Account remains an open yet Dormant Account or until Your Account balance reaches a zero balance, at which time the Account shall become deactivated. Transactions will not be counted if the Transaction subsequently becomes a Charge-back. (g) Negative Accounts. You may have a negative balance if Your Account is debited amounts equivalent to previous Payouts for Charge-backs and You do not have an adequate Account balance to cover the Charge-back amounts. When You have a negative balance, You must immediately remit payment to CJ in an amount sufficient to bring Your Account to a zero balance, or Your Account is subject to 1.5% interest per month, compounded monthly.

4. Proprietary Rights. (a) Linking to Advertisers. For each Advertiser’s Program that You have been accepted to, the Advertiser is granting to You the right to display and Link to the Advertiser’s Web site or Web site content in accordance with the Advertiser’s Program terms for the limited purposes of Promoting the Advertiser’s Program, subject to the terms and conditions of this Agreement. Your use of the Link signifies Your agreement to refrain from copying or modifying any icons, buttons, banners, graphics files or content contained in the Link, including but not limited to refraining from removing or altering any copyright or trademark notices. As between CJ and Publisher, CJ owns all rights in and to all information regarding the Visitors that You refer to Advertisers through CJ. (b) CJ’s Use of Your Marks. You authorize CJ to utilize Your trademarks, service marks, tradenames, and/or copyrighted material that You provide to CJ through Your Account to promote Your participation in the Network Services. (c) Your Use of CJ’s Proprietary Rights. You agree that Your use of any CJ Web site (such as www.cj.com) and Your use of any CJ trademarks, service marks, tradenames, and/or URLs is subject to the license and terms of use that are available from such Web site (“Terms of Use”). You explicitly agree not to adopt or use in any manner any trademarks, service marks, tradenames, and/or URLs that are the same or confusingly similar to, or are combined with, those of CJ. (d) Retention of Rights. All proprietary rights of Advertisers, You, and CJ, and all goodwill arising as a result of such rights, inure to the benefit of such owner. (e) No Challenge to CJ’s/Advertiser’s Proprietary Rights. You acknowledge that You obtain no proprietary rights in CJ’s trademarks, service marks, tradenames, URLs, copyrighted material, patents, and patent applications, and agree not to challenge CJ’s proprietary rights. You acknowledge that You obtain no proprietary rights in Your Advertisers’ proprietary rights, and agree not to challenge such Advertiser’s proprietary rights. (f) Data Ownership. You understand that all personally identifiable information, if any, provided by Visitors through the Tracking Code or in response to an advertisement or request for information and/or any or ail reports, results, and/or information created, compiled, analyzed and/or derived by CJ from such data is the sole and exclusive property of Advertiser and CJ and is considered CJ’s Confidential Information pursuant to this Agreement. CJ and/or its Advertisers, in their sole discretion, shall have the right to use, market and re-market any Visitors and/or data without further obligation to You. You shall not make any use of, copy, make derivative works from, sell, transfer, lease, assign, redistribute, disclose, disseminate, or otherwise make available in any manner, such data or Visitors, or any portion thereof, to any third-party.

5. Confidentiality. (a) Obligations. You or CJ may provide the other with information that is confidential and proprietary to that party or a third party, as is designated by the disclosing party or that is reasonably understood to be proprietary and/or confidential (“Confidential Information”). The receiving party agrees to make commercially reasonable efforts, but in no case no less effort than it uses to protect its own Confidential Information, to maintain the confidentiality of and to protect any proprietary interests of the disclosing party. Confidential Information shall not include (even if designated by a party) information: (i) that is or becomes part of the public domain through no act or omission of the receiving party; (ii) that is lawfully received by the receiving party from a third party without restriction on use or disclosure and without breach of this Agreement or any other agreement without knowledge by the receiving party of any breach of fiduciary duty, or (iii) that the receiving party had in its possession prior to the date of this Agreement. Upon termination of this Agreement, You must destroy or return to CJ any Confidential Information provided by CJ to You under this Agreement. (b) Provision of Info to Advertisers/Third Parties. You agree that CJ may, but is not obligated to, provide Your email address(es) and basic Publisher Account detail (including but not limited to Your address, phone and fax number, Web site name, the date the website or subscription email first entered into operation, and visitor demographics) to Advertisers. CJ may provide any and all Visitor, Transaction and/or Tracking Code data to the Advertiser to which You referred such Visitor, and to any third party in CJ’s sole discretion, including but not limited to all regulatory, legislative and judicial bodies, and pursuant to allegations and claims of proprietary rights infringement.

6. Term, Termination, Deactivation and Notices. (a) Term. This Agreement shall commence upon Your indication that You have accepted this Agreement by providing the required information and ‘clicking through’ the acceptance button on the CJ Web site and shall continue until terminated in accordance with the terms of this Agreement. This Agreement may be terminated by either party upon 15 days notice. This Agreement may be terminated immediately upon notice for Your breach of this Agreement. Your Account may be deactivated during investigation of breach of this Agreement. If this Agreement is terminated based upon Your breach, You shall not be eligible to enter into a new click-through Publisher Service Agreement with CJ, and any attempt to do so shall be null and void. (b) Termination by Advertiser. An Advertiser may terminate You, one of Your Web sites, or Your ability to use a promotional method, from the Advertiser’s Program for any or no reason, upon 7 days written notice with effect from the 8th day. Additionally, Advertiser may terminate You from the Advertiser’s Program for breach of a third party’s proprietary rights, and/or diluting, tarnishing or blurring an Advertiser’s trademarks, tradenames, and/or service marks, or for Your material breach of the Advertiser’s Program terms or of this Agreement. (c) Termination or Deactivation by CJ. CJ may terminate You, one of Your Web sites, or Your use of a promotional method, from an Advertiser’s Program, at any time in CJ’s sole discretion. Breach of any Section of this Agreement is cause for immediate termination from an Advertiser’s Program and/or termination of this Agreement, and may result in Chargeback of one or more Payouts. CJ may temporarily deactivate or terminate Your Account if: (i) You or Your agent are responsible for the improper functioning of Ad Content, or if You otherwise interfere with and/or fail to maintain the Tracking Code; (ii) Your Account has not been logged into and/or there have been no Transactions credited to Your Account for any 30 day period; (iii) You maintain a negative balance in Your Account; (iv) CJ determines You are diluting, tarnishing or blurring CJ’s proprietary rights; (v) You begin proceedings to challenge CJ’s proprietary rights; or (vi) a third party (including a CJ Advertiser) disputes Your right to use any Link, domain name, trademark, service mark, trade dress, or right to offer any service or good offered on Your Web site, or through any of Your promotional means. Upon termination of this Agreement, or in case of deactivation of Your Account, You shall no longer accrue Payouts in Your Account, including but not limited to subsequent sales and/or Leads for click-throughs that occurred prior to termination. (d) Termination of Programs and Offers. Programs and Offers may be discontinued at any time. (e) Notices. Except as provided elsewhere herein, both parties must send ail notices relating to this Agreement to: (i) for CJ, via registered mail, return receipt requested or via an internationally recognized express mail carrier to Commission Junction, Inc., Attn: Legal Dept., 530 East Montecito Street, Santa Barbara, CA 93103 USA (effective upon actual receipt); and, (ii) for You, at the email or physical address listed on Your Account (effective upon sending as long as CJ does not receive an error message regarding delivery of the email) or five (5) days after mailing). (f) Post-termination. Upon termination of this Agreement, any outstanding payments shall be paid by CJ to You within 90 days of the termination date, and any outstanding debit balance shall be paid by You to CJ within 30 days of termination of this Agreement. All payments are subject to recovery for Charge-backs. Upon termination of this Agreement, any permissions granted under this Agreement will terminate, and You must immediately remove all Links to Advertiser(s). Provisions of this Agreement that by their nature and context are intended to survive the termination of this Agreement shall survive the termination of this Agreement to the extent that and as long as is necessary to preserve a party’s rights under this Agreement that accrued prior to termination.

7. Representations, Warranties, Disclaimers and Limitations. (a) Business Operations. Each party will make reasonable commercial efforts to keep its Web site operational during normal business hours. However, the parties agree that it is normal to have a certain amount of system downtime and agree not to hold each other or Your Advertisers liable for any of the consequences of such interruptions. CJ may modify the Network Service, or discontinue providing the Network Service, or any portion thereof, at any time. (b) Authority. Each party represents and warrants to the other party as to itself that the person executing this Agreement is authorized to do so on such party’s behalf. IF YOU ARE AN INDIVIDUAL, YOU REPRESENT AND WARRANT THAT YOU WERE AT LEAST 18 YEARS OF AGE ON THE EFFECTIVE DATE OF THIS AGREEMENT. (c) Non-infringement Warranties. You represent and warrant that: (i) You have all appropriate authority to operate, and to any and all content on, Your Web site(s); (ii) You have all appropriate authority in any promotional method you may choose to use; (iii) Your Web site(s) and Your promotional methods do not and will not infringe a third party’s, a CJ Advertiser’s, or CJ’s, proprietary rights; and (iv) You shall remain solely responsible for any and all Web sites owned and/or operated by You and all of Your promotional methods. CJ may or may not review all content on Your Web site or used by You in Your promotional methods. (d) Compliance with Laws. You are responsible for compliance with the requirements of all relevant legislation (including subordinate legislation and the rules of statutorily recognized regulatory authorities) in force or applicable in the United States or in any other applicable territory, and warrant that no promotion method used by You or the content of Your Web site(s) will render CJ liable to any proceedings whatsoever. (e) Limitation of Liabilities. ANY OBLIGATION OR LIABILITY OF CJ UNDER THIS AGREEMENT SHALL BE LIMITED TO THE TOTAL OF YOUR PAYOUTS PAID TO YOU BY CJ UNDER THIS AGREEMENT DURING THE YEAR PRECEDING THE CLAIM. NO ACTION, SUIT OR PROCEEDING SHALL BE BROUGHT AGAINST THE OTHER PARTY TO THIS AGREEMENT MORE THAN ONE YEAR AFTER THE TERMINATION OF THIS AGREEMENT. YOU AGREE THAT CJ SHALL NOT BE LIABLE TO YOU, OR ANY THIRD PARTY (INCLUDING BUT NOT LIMITED TO A CLAIM BY ANOTHER PUBLISHER OR AN ADVERTISER OF THE NETWORK SERVICE), FOR ANY CONSEQUENTIAL, EXEMPLARY, SPECIAL, INCIDENTAL, OR PUNITIVE DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOSS OF GOODWILL, LOST PROFITS, BUSINESS INTERRUPTION, LOSS OF PROGRAMS OR OTHER DATA, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR CLAIM. (f) Disclaimer of Warranties. TO THE FULLEST EXTENT PERMISSIBLE PURSUANT TO APPLICABLE LAW, CJ DISCLAIMS ALL WARRANTIES IMPLIED, INCLUDING, BUT NOT LIMITED TO, (A) MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT OF THIRD PARTY RIGHTS, (B) THAT THERE ARE NO VIRUSES OR OTHER HARMFUL COMPONENTS, (C) THAT CJ’S SECURITY METHODS WILL BE SUFFICIENT, (D) REGARDING CORRECTNESS, ACCURACY, OR RELIABILITY, OR (D) AGAINST INTERFERENCE WITH ENJOYMENT OF THE PUBLISHER’S INFORMATION OR WEB SITE. ALL ‘INFORMATION’ AND ‘COMPUTER PROGRAMS’ PROVIDED TO YOU IN THE COURSE OF THIS AGREEMENT ARE PROVIDED WITH ALL FAULTS, AND THE ENTIRE RISK AS TO SATISFACTORY QUALITY, PERFORMANCE, ACCURACY, AND EFFORT IS WITH YOU. CJ IS, UNDER NO CIRCUMSTANCES, RESPONSIBLE FOR THE PRACTICES, ACTS OR OMISSIONS OF ANY ADVERTISER OR PUBLISHER, OR SUCH ADVERTISER OR PUBLISHER’S WEB SITE(S), AND/OR THE CONTENT OF AN ADVERTISER’S WEB SITE OR THAT AN ADVERTISER MAKES AVAILABLE THROUGH THE NETWORK SERVICE. (g) Remedies. No remedy or election shall be deemed exclusive but shall, wherever possible, be cumulative with all other remedies at law or in equity. (h) Benefit of the Bargain. THE PROVISIONS OF THIS SECTION 7 ARE AN ESSENTIAL ELEMENT OF THE BENEFIT OF THE BARGAIN REFLECTED IN THIS AGREEMENT.

8. Publisher’s Indemnification Obligations. Publisher shall defend, indemnify and hold CJ and Advertisers harmless against all claims, suits, demands, damages, liabilities, losses, penalties, interest, settlements and judgments, costs and expenses (including attorneys’ fees) incurred, claimed or sustained by third parties, including but not limited to Advertisers, directly or indirectly as a result of (a) Publisher’s breach of or non-compliance with this Agreement, (b) Publisher’s violation of any law, or an alleged violation of law by CJ, that is a direct or indirect result of Publisher’s use of the Network Service, (c) Publisher’s use of the Network Service, (d) Publisher’s participation in any Program, (e) any content, goods or services offered, sold or otherwise made available by Publisher to any person, (f) Publisher’s acts or omissions in using, displaying or distributing any internet links obtained from the Network Service or elsewhere, including but not limited to Publisher’s use of internet links via email distribution, (g) any claim that CJ is obligated to pay tax obligations in connection with payment made to Publisher pursuant to this Agreement and/or any Advertiser’s Program, and (h) any violation or alleged violation by Publisher of any rights of another, including breach of a person’s or entity’s intellectual property rights (each (a)-(h) individually is referred to hereinafter as a “Claim”). Should any Claim give rise to a duty of indemnification under this Section 8, CJ shall promptly notify Publisher, and CJ shall be entitled, at its own expense, and upon reasonable notice to Publisher, to participate in the defense of such Claim. Participation in the defense shall not waive or reduce any of Publisher’s obligations to indemnify or hold CJ harmless. Publisher shall not settle any Claim without CJs prior written consent. Publisher also shall indemnify for any reasonable attorneys’ fees or other costs incurred by an indemnified party in investigating or enforcing this Section 8. In the context of this Section 8 only, the term “CJ” shall include officers, directors, employees, corporate affiliates, subsidiaries, agents, and subcontractors.

9. Miscellaneous. (a) Headings and References. Headings of Sections are for the convenience of reference only. Words indicated in quotes and capitalized signify an abbreviation or defined term for indicated words or terms, including those definitions contained in the opening paragraph. (b) Third Party Disputes. In the event of a third party claim against either: (a) CJ’s intellectual property; or (b) against CJ’s right to offer any service or good on CJ’s Web site(s) or if, in CJ’s opinion, such a claim is likely, CJ shall have the right, at its sole option and in its sole discretion, to (i) secure the right at CJ’s expense to continue using the intellectual property or good or service; or (ii) at CJ’s expense replace or modify the same to make it non-infringing or without misappropriation. (c) Relationships of Parties/Third Party Rights. The relationships of the parties to this Agreement shall be solely that of independent contractors, and nothing contained in this Agreement shall be construed otherwise. Nothing in this Agreement or in the business or dealings between the parties shall be construed to make them joint venturers or partners with each other. Neither party shall do anything to suggest to third parties that the relationship between the parties is anything other than that of independent contractor. You agree that Your consent is not necessary to modify any Advertiser Service Agreement. (d) Choice of Law/Attorneys’ Fees. This Agreement is governed by the laws of the State of California (USA), except for its conflict of law provisions. The exclusive forum for any actions related to this Agreement shall be in the state courts, and, to the extent that federal courts have exclusive jurisdiction, in Los Angeles, California. The parties consent to such venue and jurisdiction and waive any right to a trial by jury. The application of the United Nations Convention on the International Sale of Goods is expressly excluded. A party that primarily prevails in an action brought under this Agreement is entitled to recover from the other party its reasonable attorneys fees and costs. CJ controls and operates its Web site from its offices in the USA and access or use where illegal is prohibited. (e) Force Majeure. Neither party shall be liable by reason of any failure or delay in the performance of its obligations hereunder for any cause beyond the reasonable control of such party, including but not limited to electrical outages, failure of Internet service providers, default due to Internet disruption (including without limitation denial of service attacks), riots, insurrection, acts of terrorism, war (or similar), fires, flood, earthquakes, explosions, and other acts of God. (f) Severability/Waiver. If any provision of this Agreement is held by any court of competent jurisdiction to be illegal, null or void or against public policy, the remaining provisions of this Agreement shall remain in full force and effect. The parties shall in good faith attempt to modify any invalidated provision to carry out the stated intentions in this Agreement. The waiver of any breach of any provision under this Agreement by any party shall not be deemed to be a waiver of any preceding or subsequent breach, nor shall any waiver constitute a continuing waiver. (g) Assignment and Acknowledgement. Neither party may assign this Agreement without the prior express written permission of the other party. Notwithstanding the foregoing, Your consent shall not be required for assignment or transfer made by CJ (1) due to operation of law, or (2) to an entity that acquires substantially all of CJ’s stock, assets or business, or (3) to a related entity (e.g. parent or subsidiary of parent). Your use of the Network Service is irrefutable acknowledgement by You that You have read, understood and agreed to each and every term and provision of this Agreement. CJ may establish from time to time rules and regulations regarding use of the Network Service as published on the Network Service and incorporated herein. (h) Marketing. Publisher agrees that CJ may identify it as a CJ Publisher in client lists and may use Publisher’s name and/or logo solely for such purpose in its marketing materials. Any other uses of Publisher’s name and/or logo not otherwise described or contemplated herein shall require Publisher’s prior written consent. (i) Tax Status and Obligations. CJ is not obligated to and shall not provide You with tax and/or legal advice. CJ undertakes no duty to investigate or research Your tax status and/or obligations, and such research and investigation is solely Your responsibility. You are obligated to independently assess and comply with all relevant tax and legal requirements, and Advertiser is responsible for its own sales tax collection and reporting obligations arising from sales made to Visitors. If CJ provides You with information regarding a particular Advertiser or Publisher, the information shall not be deemed tax or legal advice, and CJ shall not be responsible for the accuracy of such information. Any Publisher or Advertiser addresses provided to You are addresses provided by the relevant Advertiser or Publisher, and such addresses may not necessarily indicate the location or presence of the Publisher or Advertiser in such location or elsewhere. (j) Entire Agreement, Assignment and Amendment. This Agreement, including the Introduction, contains the entire understanding and agreement of the parties and there have been no promises, representations, agreements, warranties or undertakings by either of the parties, either oral or written, except as stated in this Agreement. This Agreement may only be altered, amended or modified by an instrument that is assented to by each party to this Agreement by verifiable means, including without limitation by written instrument signed by the parties or through a “click through” acknowledgement of assent. No interlineations to this Agreement shall be binding unless initialed by both parties. Notwithstanding the foregoing, CJ shall have the right to change, modify or amend (“Change”) this Agreement, in whole or in part, by posting a revised Agreement at least 14 days prior to the effective date of such Change. Your continued use of the Network Service after the effective date of such Change shall be deemed Your acceptance of the revised Agreement.

IF YOU ARE AN INDIVIDUAL, YOU REPRESENT AND WARRANT THAT YOU WERE AT LEAST 18 YEARS OF AGE ON THE EFFECTIVE DATE OF THIS AGREEMENT.

Contact Information: Commission Junction, Inc. 530 East Montecito Street Santa Barbara, CA 93103 p (805) 730-8000 f (805) 730-8001

Date Posted: May 20, 2010